Exhibit 99.1

CONTACT:

Candace Mueller

Hyatt

+1-312-780-5479

candace.mueller@hyatt.com

For Immediate Release

HYATT HOTELS CORPORATION ANNOUNCES PATRICK J. GRISMER AS NEW

CHIEF FINANCIAL OFFICER

CHICAGO (February 11, 2016) – Hyatt Hotels Corporation (NYSE: H) today announced the selection of Patrick J. Grismer as chief financial officer, reporting to Mark Hoplamazian, president and chief executive officer, effective March 14, 2016.

In this role, Grismer will be responsible for all aspects of the finance function, while serving as a key business partner in achieving the company’s strategic growth initiatives.

“Pat is a highly respected leader with strong financial acumen. His considerable experience building global brands will serve us well at Hyatt,” said Hoplamazian. “His focus on driving superior business performance as we build differentiated brands will help us grow with intent and, in return, we believe will provide great value for our guests, colleagues, owners and shareholders.”

Grismer joins Hyatt from his post as chief financial officer at YUM! Brands, where he previously held a number of roles including chief planning and control officer and chief financial officer for YUM! Restaurants International. Prior to YUM!, he worked at The Walt Disney Company where he served in roles that included vice president, business planning and development for The Disneyland Resort and chief financial officer for the Disney Vacation Club.

Grismer began his career with Price Waterhouse after earning an MBA from Northwestern University’s Kellogg School of Management, and a bachelor’s degree in accounting from the University of Southern California.

“Hyatt’s portfolio of premier hotel brands and its commitment to quality and outstanding service truly differentiate it from the competition,” said Grismer. “I’m excited to be part of a global company poised for growth, and to join a team passionate about transforming the hospitality industry.”

Grismer and his family will relocate to Chicago.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Centric™, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™, Hyatt Ziva™, Hyatt Residences® and Hyatt Residence Club® brand names and have locations on six continents. As of September 30, 2015, the Company’s worldwide portfolio consisted of 627 properties in 52 countries. For more information, please visit www.hyatt.com.